Exhibit 3.100

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EP HEALTH, LLC

The undersigned hereby executes this Amended and Restated Limited Liability Company Agreement (“LLC Agreement”) as the sole member (“Member”) of EP Health, LLC (the “Company”), a Delaware limited liability company formed on February 3, 1999, pursuant to the provisions of the Delaware Limited Liability Company Act (“Act”).

The Company may engage in any lawful business permitted by the Act, including without limitation, acquiring, constructing, developing, owning, operating, selling, leasing, financing, and otherwise dealing with real property and healthcare businesses. The term of the Company shall be perpetual.

ARTICLE I

OFFICES

The principal office of the Company shall be designated from time to time by the Board of Managers. The Company may have offices in addition to its principal place of business as the business of the Company may require from time to time.

The registered office of the Company may be, but need not be, identical with the principal office and the address of the registered office may be changed from time to time by the Board of Managers.

ARTICLE II

MEMBERS

SECTION 1. MEETINGS. The annual meeting of Members shall be designated by the Board of Managers, for the purpose of electing managers and for the transaction of such other business as may come before the meeting. If the election of managers shall not be held on the day designated for any annual meeting, or at any adjournment thereof, the election shall be held at a special meeting of the Members to be held as soon thereafter as may be convenient. Special meetings of the Members may be called by the Chairman of the Board, the President, by a majority of the members of the Board of Managers or by the holders of not less than one-fifth of the Percentage Ownership of the Company.

SECTION 2. PLACE OF MEETING. The annual meeting, or any special meeting of the Members, shall be held in Nashville, Tennessee, unless otherwise designated by them. A waiver of notice, signed by all Members, may designate any place, either within or without the State, as the place for the holding of such meeting. If a special meeting be otherwise called, the place of meeting shall be the office of the Company in the State of Tennessee, except as otherwise provided in Section 5 of this Article.

SECTION 3. NOTICE OF MEETINGS. When written or printed notice is required to be given to the Members, such notice shall be given stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than one hour nor more than forty days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the President, the Secretary, or the officer or persons calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope addressed to the Member at his address as it appears on the records of the Company, with postage thereon prepaid. Notice of a meeting, either annual or special, called for the purpose of electing managers shall be delivered not less than two hours before the meeting.

SECTION 4. MEETING OF ALL MEMBERS. If all of the Members shall meet at any time and place, either within or without the State, and consent to the holding of a meeting, such meeting shall be valid without call or notice, and at such meeting any corporate action may be taken.

SECTION 5. QUORUM. A majority of the Percentage Ownership of the Company, represented in person or by proxy, shall constitute a quorum at any meeting of Members; provided, that if less than a majority of the Percentage Ownership are represented at said meeting, a majority of the Percentage Ownership so represented may adjourn the meeting from time to time without further notice.

SECTION 6. PROXIES. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by its duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy, and such proxy may be withdrawn at any time.

SECTION 7. VOTING OF PERCENTAGE OWNERSHIP. Each percentage of the Percentage Ownership shall be entitled to one vote upon each matter submitted to a vote at a meeting of Members. Percentage Ownership standing in the name of another company, domestic or foreign, may be voted by such officer, agent or proxy as the governing documents of such company may prescribe, or, in the absence of such provision, as such company’s management may determine. In all elections of managers, every Member shall have the right to vote, in person or by proxy, one vote for each percentage of the Percentage Ownership owned by it, for as many persons as there are managers to be elected. All voting shall be on a non-cumulative basis, unless otherwise stated in the Articles of Organization or except as required by applicable state law.

SECTION 8. INFORMAL ACTION BY MEMBERS. Any action required to be taken at a meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted with respect to the subject matter thereof.

ARTICLE III

MANAGERS

SECTION 1. GENERAL POWERS. The business and affairs of the Company shall be managed by its Board of Managers.

SECTION 2. NUMBER, TENURE AND QUALIFICATIONS. The number of managers of the Company shall be not less than one (1) nor more than ten (10), but may be increased by amendment of this LLC Agreement by the Members. Each manager shall hold office for the term of which he is elected or until his successor shall have been elected and qualifies for the office, whichever period is longer. Managers need not be residents of the state of formation nor need they be the holder of any Percentage Ownership of the Company.

SECTION 2.1. COMMITTEES OF THE BOARD. The Board of Managers may from time to time appoint such standing or special committees as it may deem for the best interest of the Company, but no such committee shall have any powers, except such as are expressly conferred upon it by the Board of Managers.

SECTION 3. MEETINGS. A regular meeting of the Board of Managers shall be held without other notice than this LLC Agreement, immediately after, and at the same place, as the annual meeting of Members. Additional regular meetings of the Board of Managers may be held at any time and place designated by them. Special meetings of the Board of Managers may be called by or at the request of the Chairman of the Board or a majority of the managers. Special meetings shall be held, unless otherwise designated by the Board of Managers, in Nashville, Tennessee. Meetings may be held by the managers participating in same by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation constitutes presence in person for all those participating. Whenever the laws of the State authorize or permit managers to act other than at a meeting, including but not limited to acting through unanimous written consents, then such actions shall be as effective as if taken by the managers at a meeting.

SECTION 4. NOTICE. Notice of any special meeting shall be given at least two (2) hours prior thereto by written notice delivered personally or mailed to each manager at his business address, or by facsimile. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope so addressed, with postage thereon prepaid. If notice be given by facsimile, such notice shall be deemed to be delivered when the facsimile is transmitted. Any manager may waive notice of any meeting. The attendance of a manager at any meeting shall constitute a waiver of notice of such meeting, except where a manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

SECTION 5. QUORUM. A majority of the Board of Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers, provided, that if less than a majority of the managers are present at said meeting, a majority of the managers present may adjourn the meeting from time to time without further notice.

SECTION 6. MANNER OF ACTING. The act of the majority of the managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. Any action required to be taken at a meeting of the Managers may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted with respect to the subject matter thereof.

SECTION 7. VACANCIES. Any vacancy occurring in the Board of Managers or in a position on the Board to be filled by reason of an increase in the number of managers, may be filled by election at an annual meeting or at a special meeting of Members called for that purpose. A manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

SECTION 8. RESIGNATION OF MANAGERS. Any manager may resign at any time by giving written notice of such resignation to the Board of Managers, the Chairman of the Board or the President. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Board of Managers or one of the above named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 9. REMOVAL OF MANAGERS. At any special meeting of the Members, duly called as provided in this LLC Agreement, any manager or managers may, by the affirmative vote of the holders of a majority of all the Percentage Ownership entitled to vote for the election of managers, be removed from office, either with or without cause. At such meeting a successor or successors may be elected by a majority of the votes cast.

SECTION 10. COMPENSATION. Managers, as such, shall not receive any stated salaries for their services, but by resolution of the Board of Managers, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Managers; provided that nothing herein contained shall be construed to preclude any manager from serving the Company in any other capacity and receiving compensation therefor.

SECTION 11. DELEGATION OF DUTIES TO CLINICAL BOARDS. The Board of Managers of the Company (in certain cases acting as the general partner of a limited partnership (the “Partnership”)) serves as the governing body of any and all of the hospital(s) and/or surgery center(s), as the case may be (“Facility”), owned by the Company and/or Partnership and retains ultimate responsibility for the Facility’s compliance with all applicable federal, state, and local laws and regulations. The Board of Managers has delegated certain duties to its officers and to the Board of Trustees of the hospital(s) and/or the Board of Governors of the surgery center(s) (the Board(s) of Trustees and the Board(s) of Governors are individually and collectively hereinafter referred to as the “Clinical Board”). The rights and duties delegated to the Clinical Board, acting in its capacity as the authorized agent of the governing body, are described in the by-laws of the Clinical Board.

The Board of Managers has delegated to the Chief Executive Officer of the Company, in accordance with these By-laws, the authority to appoint the Clinical Board. The Board of Managers has delegated to its officers, in accordance with these By-laws, the authority to select the CEO and/or Administrator of the facility based upon his education and experience. The officers, in turn, have appointed the CEO and/or Administrator to manage the day-to-day business affairs and administration of the Facility. The CEO and/or Administrator reports to the Board of Managers, while maintaining continuing communication with the Clinical Board and Medical Staff.

The Board of Managers has appointed the Clinical Board to assist and advise the CEO and/or Administrator, the Board of Managers, and the Medical Staff. The primary function of the Clinical Board shall be to assure that the Facility and its Medical Staff provide quality medical care that meets the needs of the community. For this purpose, the Board of Managers has delegated to the Clinical Board the authority to receive and evaluate periodic reports from the Medical Staff and its officers, to make decisions regarding Medical Staff appointment and Clinical Privileges, to oversee performance improvement, utilization review, and similar matters regarding the provision of quality patient care at the Facility, and to establish polices regarding such matters.

The Board of Managers, through its officers and the CEO and/or Administrator, retains authority for the Facility’s business decisions, including long-range and short-range planning and budgeting, but may request the advice of the Clinical Board on such matters. The Board of Managers expressly reserves the right to amend, modify, rescind, clarify, or terminate at any time and without notice any delegation of authority given to the Clinical Board and, if deemed necessary by the Board of Managers, to overrule decisions made by the Clinical Board.

ARTICLE IV

OFFICERS

SECTION 1. CLASSES. The officers of the Company shall be a President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Managers, an Executive Vice President, one or more Senior Vice Presidents, one or more other Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers as may be elected or appointed in accordance with the provisions of this article. Additional officers and duties may be added by amendments to this article by the Members.

SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the Company shall be elected annually by the Board of Managers at the first meeting of the Board of Managers held after the annual meeting of Members. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Vacancies may he filled or new offices created and filled at any meeting of the Board of Managers. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

SECTION 3. REMOVAL. Any officer or agent elected or appointed by the Board of Managers may be removed by the Board of Managers whenever in its judgment the best interest of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Managers for the unexpired portion of the term.

SECTION 5. PRESIDENT. The President shall have general charge of the business affairs and property of the Company and general supervision over its officers and agents. If present, he shall preside at all meetings of Members and he shall see that all orders and resolutions of the Board of Managers are carried into effect. He may sign and execute in the name of the Company deeds, mortgages, bonds, contracts, agreements or other instruments duly authorized by the Board of Managers except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other officer or agent. From time to time, he shall report to the Board of Managers all matters within his knowledge which the interests of the Company may require to be brought to their attention. He shall also perform such other duties as are given to him by this LLC Agreement or as from time to time may be assigned to him by the Board of Managers.

SECTION 6. VICE PRESIDENTS. The Vice Presidents shall perform such duties as are given to them by this LLC Agreement or as from time to time may be assigned to them by the Board of Managers, the Chairman of the Board, or the President, and, in the order of their seniority, or in any other order as the Board of Managers may from time to time determine, shall, in the absence of the President, have all the powers of and be subject to all restrictions upon the President, and may sign, if so authorized, in the name of the Company, deeds, mortgages, bonds and other instruments.

SECTION 7. SECRETARY. The Secretary shall:

(a) Record all the proceedings of the meetings of the Members, the Board of Managers, and any committees in a book or books to be kept for that purpose;

(b) Cause all notices to be duly given in accordance with the provisions of this LLC Agreement and as required by statutes;

(c) Whenever any committee shall be appointed in pursuance of a resolution of the Board of Managers, furnish the Chairman of such committee with a copy of such resolution;

(d) Be custodian of the records and of the seal of the Company, and cause such seal to be affixed to all instruments the execution of which on behalf of the Company under its seal shall have been duly authorized;

(e) See that the lists, books, reports, statements, certificates and other documents and records required by statute are properly kept and filed;

(f) Have charge of the ownership records of the Company and exhibit such records at all reasonable times to such persons as are entitled by statute to have access thereto;

(g) In general, perform all duties incident to the office of the Secretary and such other duties as are given to him by this LLC Agreement or as from time to time may be assigned to him by the Board of Managers, the Chairman of the Board or the President.

SECTION 8. ASSISTANT SECRETARIES. At the request of the Secretary or in his absence or disability, the Assistant Secretary designated by him (or in the absence of such designation, the Assistant Secretary designated by the Board of Managers or the Chairman of the Board or the President) shall perform all the duties of the Secretary, and, when so acting, shall have all the powers of and be subject to all restrictions upon the Secretary. The Assistant Secretaries shall perform such other duties as from time to time may be assigned to them respectively by the Board of Managers, the Chairman of the Board, the President or the Secretary.

SECTION 9. TREASURER. If required by the Board of Managers, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Managers shall determine. He shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies, or other depositaries as shall be selected in accordance with the provisions of Article V of this LLC Agreement; (b) in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Managers, the Chairman of the Board or the President.

SECTION 10. ASSISTANT TREASURERS. At the request of the Treasurer or in his absence or disability, the Assistant Treasurer designated by him (or in the absence of such designation, the Assistant Treasurer designated by the Board of Managers or the Chairman of the Board or the President) shall perform all the duties of the Treasurer, and, when so acting, shall have all the powers of and be subject to all restrictions upon the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them respectively by the Board of Managers, the Chairman of the Board, the President or the Treasurer.

ARTICLE V

CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 1. CONTRACTS. The Board of Managers may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instruments in the name of and on behalf of the Company and such authority may be general or confined to specific instances.

SECTION 2. LOANS. No loans shall be contracted on behalf of the Company and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Managers. Such authority may be general or confined to specific instances.

SECTION 3. CHECKS, DRAFTS, ETC. All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or officers, agent or agents, of the Company and in such manner as shall from time to time be determined by resolution of the Board of Managers.

SECTION 4. DEPOSITS. All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies, or other depositaries as the Board of Managers may select.

ARTICLE VI

TRANSFER OF PERCENTAGE OWNERSHIP

Transfers of Percentage Ownership of the Company shall be made only on the books of the Company. The person in whose name Percentage Ownership stand on the books of the Company shall be deemed the owner thereof for all purposes as regards the Company.

ARTICLE VII

FISCAL YEAR

The fiscal year of the Company shall begin on the 1st day of January and end on the 31st day of December of each year, but may be changed by resolution of the Board of Managers.

ARTICLE VIII

DISTRIBUTIONS

Prior to the dissolution of the Company, no Member shall have the right to receive any distributions of or return of its capital contribution. All distributions and all allocations of income, gains, losses and credits shall be made in accordance with the Percentage Ownership of the Member. The Board of Managers may from time to time declare, and the Company may pay, dividends on its Percentage Ownership in the manner and upon the terms and conditions provided by law and its Articles of Organization. The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional contributions to the Company.

ARTICLE IX

SEAL

The Board of Managers may provide a company seal in such form as the Board of Managers may prescribe.

ARTICLE X

WAIVER OF NOTICE

Whenever any notice whatsoever is required to be given under the provisions of this LLC Agreement, or under the provisions of the Certificate of Formation, or under the provisions of the laws of the State, waiver thereof in writing, signed by the person, or persons, entitled to such notice whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XI

INDEMNIFICATION OF OFFICERS AND MANAGERS

The Company shall indemnify its officers and managers against all reasonable expenses incurred by them in defending claims or suits, irrespective of the time of occurrence of the claims or causes of action in such suits, made or brought against them as officers or managers of the Company, and against all liability in such suits, except in such cases as involve gross negligence or willful misconduct in the performance of their duties. Such indemnification shall extend to the payment of judgments against such officers and managers and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the Company or amounts paid in settlement to the Company. Such indemnification shall also extend to the payment of counsel fees and expenses of such officers and managers in suits against them where successfully defended by them or where unsuccessfully defended, if there is no finding or judgment that the claim or action arose from the gross negligence or willful misconduct of such officers or managers. Such right of indemnification shall not be exclusive of any right to which such officer or manager may be entitled as a matter of law and shall extend and apply to the estates of deceased officers or managers.

ARTICLE XII

AMENDMENTS

The Members may alter, amend or rescind this LLC Agreement at any annual or special meeting of Members at which a quorum is present, by the vote of a majority of the Percentage Ownership represented at such meeting, provided that the notice of such meeting shall have included notice of such proposed amendment. The Board of Managers shall have the power and authority to alter, amend or rescind the LLC Agreement of the Company at any regular or special meeting at which a quorum is present by the vote of a majority of the entire Board of Managers, subject always to the power of the Members to change such action of the managers.

Executed this 18 day of August, 2003, but effective December 17, 2002.

HEALTHTRUST, INC. - THE HOSPITAL COMPANY, Sole Member

By:	/s/ John M. Franck II
John M. Franck II
Vice President and Secretary